As filed with the Securities and Exchange Commission on August 21, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

______________________

CSG SYSTEMS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-0783182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6175 S. Willow Drive, 10th Floor

Greenwood Village, Colorado 80111
(Address of principal executive offices, including zip code)

CSG Systems International, Inc. Amended and Restated 2005 Stock Incentive Plan
(Full title of the plan)

Gregory L. Cannon

Senior Vice President, General Counsel and Secretary

CSG Systems International, Inc.

6175 S. Willow Drive, 10th Floor

Greenwood Village, Colorado 80111

(303) 200-2000

(Name, address and telephone number, including area code, of agent for service)

______________________
Copy to:

Ned A. Prusse Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 (303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value	3,600,000	$44.59	$160,524,000	$20,836.02

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the CSG Systems International, Inc. Amended and Restated 2005 Stock Incentive Plan as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the registrant’s common stock as reported by the Nasdaq Global Select Market on August 17, 2020.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by CSG Systems International, Inc. relating to 3,600,000 additional shares of common stock, par value $0.01 per share, authorized to be issued pursuant to the CSG Systems International, Inc. Amended and Restated 2005 Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference in this registration statement:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 21, 2020;
(b)	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 7, 2020 and August 6, 2020, respectively;
(c)	The registrant’s Current Reports on Form 8-K filed with the SEC on January 14, 2020, May 19, 2020, May 22, 2020, and May 29, 2020;
(d)

The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A dated January 11, 1996 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.90 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 21, 2020).

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case or proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty; (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law; (3) unlawful payments of dividends, stock purchases or redemptions; or (4) transactions from which a director derives an improper personal benefit.

The registrant’s bylaws provide that, to the maximum extent and in the manner permitted by the DGCL, it will indemnify each director and officer against all claims and expenses resulting from the fact that such person was a director, officer, agent or employee of the Registrant.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The Registrant has obtained liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

In addition, the registrant has entered into indemnification agreements with each director and executive officer to indemnify such individuals to the fullest extent permitted by law. These agreements also address certain procedural and substantive matters that are not covered, or are covered in less detail, in the registrant’s bylaws or by the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Perkins Coie LLP
23.1	Consent of KPMG LLP
23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	CSG Systems International, Inc. Amended and Restated 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.04 of the registrant’s Current Report on Form 8-K filed on May 22, 2020)
Item 9.	Undertakings.

A.  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on August 21, 2020.

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Bret C. Griess
Name:	Bret C. Griess
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Rolland B. Johns and Gregory L. Cannon, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bret C. Griess Bret C. Griess	President, Chief Executive Officer and Director (Principal Executive Officer)	August 21, 2020
/s/ Rolland B. Johns Rolland B. Johns	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 21, 2020
/s/ David N. Schaaf David N. Schaaf	Chief Accounting Officer (Principal Accounting Officer)	August 21, 2020
/s/ Donald B. Reed Donald B. Reed	Chairman of the Board	August 21, 2020
/s/ David G. Barnes David G. Barnes	Director	August 21, 2020
/s/ Ronald H. Cooper Ronald H. Cooper	Director	August 21, 2020
/s/ Marwan H. Fawaz Marwan H. Fawaz	Director	August 21, 2020
/s/ Rajan Naik Rajan Naik	Director	August 21, 2020
/s/ Janice I. Obuchowski Janice I. Obuchowski	Director	August 21, 2020
/s/ Frank V. Sica Frank V. Sica	Director	August 21, 2020
/s/ Haiyan Song Haiyan Song	Director	August 21, 2020
/s/ Silvio Tavares Silvio Tavares	Director	August 21, 2020
/s/ James A. Unruh James A. Unruh	Director	August 21, 2020